Exhibit 10.5

ELECTRONICS COLLABORATION AGREEMENT
dated as of [●], 2023
by and
between
BorgWarner PDS (USA) Inc.
and
PHINIA Technologies Inc.

ELECTRONICS COLLABORATION AGREEMENT
PARTIES
This Electronics Collaboration Agreement (the Agreement) is dated as of [●] (the Effective Date) and entered between
(1)BorgWarner PDS (USA) Inc. (BorgWarner); and
(2)PHINIA Technologies Inc. (PHINIA)
(each a Party, and together, the Parties).
WHEREAS:
(A)BorgWarner and PHINIA have entered into a Separation and Distribution Agreement dated as of [●], 2023 (the Separation and Distribution Agreement), which governs the principal transactions required to effect the spin-off of the SpinCo Business (as defined in the Separation and Distribution Agreement) into PHINIA, and provides for certain other agreements that will govern certain matters relating to such spin-off and the relationship of BorgWarner, PHINIA and their respective subsidiaries following such spin-off.
(B)Certain BorgWarner entities have entered into one or more agreements on or around the date of this Agreement under which they have agreed that BorgWarner entities shall manufacture and supply, and PHINIA entities shall purchase from BorgWarner entities ECUs and Fuel Delivery Controllers (each as defined below) (the Supply Agreements).
(C)In accordance with the terms of the Separation and Distribution Agreement, the Parties have agreed to continue their collaboration with respect to certain scenarios of supply and sale of ECUs and Fuel Delivery Controllers to customers, as further defined below and summarized in Schedule 1, on the terms set out in this Agreement.
THEREFORE, THE PARTIES AGREE AS FOLLOWS:
Article I.
DEFINITIONS, INTERPRETATION, HIERARCHY
Section 1.01For the purpose of this Agreement, the terms listed in this Article I, when used in their capitalized form in this Agreement, shall have the meaning set forth below. Unless expressly provided otherwise herein, all capitalized terms not specifically defined in this Agreement have the meaning ascribed to them in the Separation and Distribution Agreement.
Section 1.02In this Agreement:
Affected Party has the meaning given in Section 9.02;
Agreement means this Electronics Collaboration Agreement and its Appendices;
Application Software means the application software developed by PHINIA or its Affiliates for integration into ECUs;

ASICs means application-specific integrated circuits developed and designed by BorgWarner or its Affiliates for the particular use in ECUs and identified in Schedule 6, in each case as existing upon the Effective Date;
BorgWarner has the meaning given in the introductory paragraph;
BorgWarner IP means all Intellectual Property in relation to (i) ECUs; (ii) Fuel Delivery Controllers; (iii) functional test software used for testing of ECUs after development; and (iv) other software relating to the patents of BorgWarner and its Affiliates set out in Schedule 5 to this Agreement, in each case (i) to (iv) existing and in Technological Control of BorgWarner upon the Effective Date;
Calibration Data means the set of parameters working in conjunction with the Application Software that customizes the operation of the Application Software to a particular engine and vehicle application and is written into the electronic controller memory;
Confidential Information of a Party means all information of a confidential nature of that Party, including any information relating to that Party’s (or its Affiliates’) Intellectual Property, products, software, operations, processes, technical methods, plans, documentation, market opportunities or business affairs (including all information of a financial nature), and including the terms of this Agreement (which shall constitute Confidential Information of either Party);
Contract Year means any twelve (12)-month period following the Effective Date and each anniversary of the Effective Date;
Control means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; the term Controlled shall have a correlative meaning;
Customer means a direct Third-Party customer of BorgWarner or PHINIA (or their respective Affiliates), as applicable;
Disclosing Party has the meaning given in Section 10.01;
Dispute has the meaning given in Section 11.10(b);
Dispute Notice has the meaning given in Section 11.10(b);
Divested Entity has the meaning given in Section 3.10;
ECU means an engine control unit which (i) is comprised of hardware and base software (hardware interface software layer), and (ii) for the avoidance of doubt, does not include any Application Software or Calibration Data, in each case irrespective of whether it is an Existing ECU or New ECU. For the avoidance of doubt, ECUs may additionally include functionality to drive other vehicle or hybrid functions;
Effective Date has the meaning given in the introductory paragraph;
Embedded Software means BorgWarner’s (or its Affiliates’) proprietary software which may be embedded in Fuel Delivery Controllers;
Engineering Project has the meaning given in Section 2.03(b)(ii);
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Existing ECU means each of the ECUs which is, as of the Effective Date, covered by an Existing ECU Program;
Existing ECU Programs means all programs agreed between PHINIA or BorgWarner (or their respective Affiliates) and their respective Customers upon the Effective Date relating to the supply of ECUs by PHINIA or BorgWarner (or their respective Affiliates), as applicable, to such Customers, as listed in Schedule 2 to this Agreement;
Force Majeure Event has the meaning given in Section 9.01;
Fuel Delivery Controller means an integrated controller cover associated with fuel delivery modules listed in Schedule 3 to this Agreement which is comprised of hardware, embedded software and functional test software;
Full System Sales means the scenario under which BorgWarner or any of its Affiliates sells ECUs to PHINIA or any of its Affiliates pursuant to separate Supply Agreements, and PHINIA or its respective Affiliate sells these ECUs to Customers as part of System Sales;
Future ECU Programs means all programs agreed between PHINIA or BorgWarner (or their respective Affiliates) and their respective Customers after the Effective Date relating to the supply of ECUs by PHINIA or BorgWarner (or their respective Affiliates), as applicable, to such Customers;
Governmental Order means any decision, ruling, order, writ, judgment, injunction, decree, determination or award entered by or with any Governmental Authority;
HWIO Software means a software layer doing the abstraction of the ECU hardware for the Application Software components;
Intellectual Property means any and all of the following arising under the Laws of any jurisdiction throughout the world: (a) patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and utility models); (b) copyrights and works of authorship (whether or not copyrightable), and all registrations, applications for registration, and renewals of any of the foregoing; (c) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information; and (d) other intellectual property and related proprietary rights. For the purposes of this Agreement, Intellectual Property does not include trademarks, service marks, trade dress, trade names, domain names, social media accounts or usernames, or other indicia of source or origin;
Intellectual Property Cross-License Agreement means a certain “Intellectual Property Cross-License Agreement” entered into between BorgWarner, Delphi Technologies IP Limited, PHINIA and BorgWarner Luxembourg Operations S.à.r.l. on or around the date of this Agreement under which the respective parties grant each other licenses under their respective Intellectual Property;
Negotiation Period has the meaning given in Section 11.10(b);
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New ECUs means ECUs which neither BorgWarner nor PHINIA (or their Affiliates) manufactures or sells on the Effective Date;
Parallel Sales has the meaning given in Section 2.01(b);
Party and Parties has the meaning given in the introductory paragraph;
Permitted Users has the meaning given in Section 10.02;
PHINIA has the meaning given in the introductory paragraph;
PHINIA IP means all Intellectual Property in relation to (i) the Application Software; (ii) the calibration process; (iii) other software features relating to the patents of PHINIA and its Affiliates set out in Schedule 4 Part A to this Agreement; and (iv) patents of PHINIA and its Affiliates in relation to ECUs set out in Schedule 4 Part B to this Agreement, in each case (i) to (iv) existing and in Technological Control of PHINIA upon the Effective Date;
Product Change has the meaning given in Section 2.03(a);
Provider has the meaning given in Section 2.03(b)(ii);
Receiving Party has the meaning given in Section 10.01;
Recipient has the meaning given in Section 2.03(b)(ii);
Sales Tax has the meaning given in Section 6.01;
Separation and Distribution Agreement has the meaning given in Recital (A);
Standalone ECU Sales has the meaning given in Section 2.01(a);
Sublicensees has the meaning given in Section 3.06;
Supply Agreement(s) has the meaning given in Recital (B);
System Sales means sales including any combination of an ECU and at least an injector;
Technological Control means with respect to an Intellectual Property, the ability of a Party, whether arising by ownership, possession or pursuant to a license or sublicense, to grant the licenses or sublicenses to the other Party with respect to such Intellectual Property as provided in this Agreement without violating the terms of any agreement or other arrangement with any Third Party or Affiliate;
Term has the meaning given in Section 8.01; and
Third Party means any Person other than the Parties or any of their Affiliates.
Section 1.03In this Agreement, unless the context requires otherwise:
(a)(i) “include”, “includes” or “including” shall be deemed to be followed by “without limitation”; (ii) “hereof”, “herein”, “hereby”, “hereto” and “hereunder” shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”; (iv) “USD” shall mean United States Dollars; (v) “EUR” shall mean Euro; (vi) the singular includes the plural and vice versa; (vii) reference to
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a gender includes the other gender; (viii) “any” shall mean “any and all”; (ix) “or” is used in the inclusive sense of “and/or”; (x) reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented, modified and in effect from time to time in accordance with its terms; and (xi) reference to any Law means such Law as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder;
(b)the table of contents, articles, titles and headings to Articles, Sections and Paragraphs herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Except as otherwise indicated, all references in this Agreement to “Articles”, “Sections”, or “Schedules” are intended to refer to Articles or Sections of this Agreement and Schedules to this Agreement. Schedules shall form part of this Agreement and any reference to this Agreement shall include the Schedules, unless reference is specifically made to a Schedule or the front-end of this Agreement, respectively; and
(c)in case of conflicts, the front-end of this Agreement shall prevail over its Schedules, unless otherwise stipulated in the front-end of this Agreement.
Article II.
COOPERATION IN RESPECT OF
STANDALONE ECU SALES AND PARALLEL SALES
Section 1.01This Article II shall apply in the following scenarios:
(a)BorgWarner or any of its Affiliates directly sells to a Customer Existing ECUs or New ECUs which contain either (i) Application Software or (ii) Application Software and Calibration Data, without associated sales of additional components by PHINIA or any of its Affiliates to that Customer (Standalone ECU Sales).
(b)BorgWarner or any of its Affiliates directly sells to a Customer Existing ECUs which comprise either (i) Application Software or (ii) Application Software and Calibration Data, and, in parallel, PHINIA or any of its Affiliates directly sells to the same Customer additional components which the Customer then assembles (or has assembled) with the Existing ECUs delivered by BorgWarner or any of its Affiliates, as applicable (Parallel Sales).
Section 1.02Provision of Application Software.
(a)Without limitation to Section 3.05(b) and subject to Section 2.02(b), PHINIA shall, during the Term, provide (or shall procure that its Affiliates provide) to BorgWarner and its Affiliates free of charge the Application Software for the purpose of incorporating such Application Software into ECUs which are sold by BorgWarner (or its Affiliates) to Customers as part of Parallel Sales. In case of any updates to or new rollouts of the Application Software, PHINIA shall provide, or cause to be provided, to BorgWarner upon BorgWarner’s request such updates or new rollouts against a one-time fee of USD 12,000 per update or rollout (with up to two (2) releases for that update or rollout) which shall be paid by BorgWarner within 60 (sixty) calendar days of the date of the invoice.
(b)In consideration for the Application Software and/or Calibration Data provided by PHINIA to BorgWarner for inclusion into ECUs sold by BorgWarner (or its Affiliates) to Groupe Peugeot Société Anonyme, BorgWarner shall pay in calendar year 2023
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a consideration as per the formula agreed between BorgWarner and Groupe Peugeot Société Anonyme as set out in Schedule 7 to this Agreement. PHINIA shall invoice the respective amortization amount after the end of each calendar month, which shall be paid within 60 (sixty) calendar days of the date of the invoice.
Section 1.03Engineering Support.
(a)The Parties acknowledge and agree that during the Term, due to various factors such as change requests by a Customer, changes in Law or new requirements by a Governmental Authority, (i) BorgWarner and its Affiliates may be required to implement changes to its Existing ECUs and/or (ii) PHINIA and its Affiliates may be required to implement changes to its Application Software or Calibration Data, in each case covered by an Existing ECU Program (each a Product Change). If and to the extent the implementation of a Product Change by the affected Party (or its Affiliates) is, in the affected Party’s reasonable opinion, not reasonably possible without the other Party’s or their Affiliates’ engineering support, then the affected Party may request from the other Party to provide, or procure the provision by its Affiliates, the engineering support as reasonably required by the affected Party and its Affiliates for the implementation of the Product Change, and the other Party shall provide such engineering support, or shall procure the provision of such engineering support by its Affiliates, subject to and in accordance with the terms of this Section 2.03.
(b)With respect to engineering support requested by either Party pursuant Section 2.03(a), the following shall apply:
(i)Within two (2) weeks from the Effective Date, and thereafter at least every six (6) months, the Parties shall align on their (and their Affiliates’) expected needs for engineering support and required capacities through a long-range plan (LRP) process. Immediately after the Effective Date, the Parties shall establish a process of exchanging information as part of the LRP process in compliance with antitrust requirements.
(ii)The Party requiring engineering support for itself or for its Affiliates (the Recipient) shall order engineering support based on an order form. The Recipient shall also submit a proposal for the time schedule for the completion of the engineering support. The Recipient may order engineering support and the other Party (the Party to provide (or to procure the provision of) the engineering support, the Provider) may accept these orders, irrespective of whether the Parties have performed an LRP process in accordance with the above principles or not. The order shall become binding only if accepted by the Provider in writing, text form or electronic form. Subject to Section 2.03(b)(iii) below, the Provider shall be obliged to accept the order if the requested engineering support is technologically feasible with the validation or testing equipment and resources available to the Provider and its relevant Affiliates. Each accepted offer shall constitute an Engineering Project.
(iii)In case of constraints in available engineering personnel or validation or testing equipment, the Provider shall (A) inform the Recipient about such circumstances without undue delay; and (B) allocate the available resources between the Recipient and any other user of these resources (including the Provider itself and any of its Affiliates) in a proportionate, non-discriminatory way.
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(iv)The engineering support provided under each Engineering Project shall be charged on a full cost plus ten percent (10%) basis under an “open book” concept, whereby the Provider shall provide to the Recipient transparency and reasonable evidence on (A) the hours of engineering support provided; and (B) the costs incurred in providing the engineering support. The Parties shall jointly establish a process of exchanging information on the Provider’s and its relevant Affiliates’, if applicable, cost basis in compliance with antitrust requirements. To the extent the Recipient requires additional information beyond the scope of information exchanged as part of the jointly established process, the Parties shall discuss the request for additional information in good faith, in each case taking into account antitrust restrictions.
(v)The Provider shall invoice the service charges to the Recipient in intervals as agreed on an Engineering Project-by-Engineering Project basis. Invoices shall be paid within 60 (sixty) calendar days of the date of the invoice.
(vi)The Provider shall provide, or procure the provision by its Affiliates of, the engineering support in accordance with the standard and using the same degree of diligence applied by it (or its respective Affiliates) to comparable activities for the benefit of entities within its Group. The Parties acknowledge and agree that the Provider and its Affiliates do not give any warranty, including of merchantability, fitness for a particular purpose, freedom from Third Party Intellectual Property, or technical or commercial exploitability of any results of the engineering support and Engineering Project (e.g., test results) and any such warranty shall be explicitly excluded.
(c)With respect to changes required in support of Future ECU Programs or New ECUs, the provision of any engineering support is subject to the Parties’ mutual agreement and no Party is obliged under this Agreement to provide engineering support to the other Party.
Section 1.04Without limitation to Section 2.03, if, in case of Parallel Sales, a Party or any of its Affiliates is required to implement a change to its product due to changes implemented by the other Party or its Affiliates in its product or due to (technical) issues in the other Party’s (or its Affiliates’) product, the other Party shall reimburse any associated costs to the Party required to implement the changes in accordance with the commercial principles set out in Section 2.03(b)(iv) above.
Section 1.05Warranty Claims by Customers.
(a)The Parties acknowledge and agree that the contractual relationship with the Customers of ECUs in connection with Standalone ECU Sales and Parallel Sales shall be vested in BorgWarner (or its respective Affiliate) only, and that all rights and obligations under such contractual relationship shall only apply as between the Customer and BorgWarner (or its respective Affiliate).
(b)Vis-à-vis Customers of BorgWarner and its Affiliates to which BorgWarner or the respective Affiliate sells ECUs in connection with Standalone ECU Sales or Parallel Sales, BorgWarner (or its relevant Affiliate) shall be solely responsible for all warranty claims relating to the ECUs supplied to the Customers by BorgWarner (or its relevant Affiliate, as applicable), provided that BorgWarner may pass-through, and PHINIA shall reimburse to BorgWarner, any warranty costs to the extent attributable to the Application
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Software or Calibration Data. For the avoidance of doubt, warranty costs shall not be considered attributable to the Application Software or Calibration Data, and PHINIA shall not be liable to reimburse the respective warranty costs under this Section 2.05(b), to the extent (i) the Application Software or Calibration Data has been altered by BorgWarner or its Affiliates resulting in the warranty claim, or (ii) the defect of the ECU is caused by an interaction with the hardware or base software (hardware interface software layer) included in the ECU which has been modified by BorgWarner or its Affiliates since vehicle validation testing has occurred other than in accordance with the agreed change management process.
(c)If BorgWarner becomes aware that a warranty claim raised by a Customer might be (partially) caused by the Application Software or Calibration Data, BorgWarner shall, in accordance with past practice:
(i)notify PHINIA of the Customer’s warranty claim without undue delay;
(ii)initiate, together with PHINIA, a root cause analysis;
(iii)before such root cause analysis has been conducted, not make, and procure that its relevant Affiliate will not make, any statements on defects or non-compliance of the Application Software or Calibration Data, as applicable, towards the Customer.
(d)If the root cause analysis confirms that the defect of the ECU and the warranty claim by a Customer has been (partially) caused by the Application Software or Calibration Data, PHINIA shall, at its own cost, develop and supply, or procure that its relevant Affiliate develops and supplies, replacement software or Calibration Data, as applicable, to BorgWarner (or the relevant Affiliate as designated by BorgWarner).
Article III.
INTELLECTUAL PROPERTY
Section 1.01Without limitation to licenses granted to Intellectual Property under the Intellectual Property Cross-License Agreement, nothing in this Agreement shall affect BorgWarner’s and its Affiliates’ rights in the BorgWarner IP and PHINIA’s and its Affiliates’ rights in the PHINIA IP. Except as expressly set forth in this Article III and without limitation to the right granted to PHINIA in Section 4.02, this Agreement grants no right or license, whether by implication, estoppel or otherwise, under any rights in Intellectual Property that any Party may own or control now or in the future. Except as expressly set forth in this Article III, nothing contained herein will be construed as an obligation to disclose or deliver any technical information or embodiment of any licensed Intellectual Property or to provide any technical assistance or other services or deliverables to any other Party or the members of its Group.
Section 1.02Subject to the restrictions following from PHINIA’s and its Affiliates’ sourcing commitments under the Supply Agreement, BorgWarner grants PHINIA a non-exclusive, perpetual (subject to termination in accordance with Article VIII), non-transferable, royalty-free, fully paid up and worldwide license (with the right to grant sublicenses in accordance with the provisions set out in Section 3.06) under the BorgWarner IP (but excluding under any Intellectual Property comprised in the BorgWarner IP in relation to ASICs) to the extent necessary for PHINIA’s development, specification and sales of
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ECUs and Fuel Delivery Controllers in connection with PHINIA’s System Sales only, but for the avoidance of doubt, excluding in connection with any standalone sales.
Section 1.03If PHINIA becomes aware that a Third Party infringes or may infringe any patents within the BorgWarner IP, PHINIA may provide to BorgWarner information sufficient to allow BorgWarner to assess the alleged infringement and any enforcement request. BorgWarner will give a reasonable consideration to the enforcement request and will have the sole and exclusive right, but no obligation, to initiate and control any legal proceeding or take other appropriate action against any infringement of the BorgWarner IP. In the event that BorgWarner or any of its Affiliates initiates any legal proceedings or takes other action against the Third Party based on PHINIA’s enforcement request:
(a)PHINIA shall bear the entire expense (including, without limitation, all attorneys’ fees and legal costs) incurred by BorgWarner or its Affiliates in connection with the enforcement request, any legal proceeding relating to enforcement of the BorgWarner patent, and any defense to any counterclaims or other defenses asserted by the Third Party; and
(b)upon BorgWarner’s request, PHINIA shall, and shall procure that its Affiliates will, provide assistance and cooperation in connection with any activities undertaken by BorgWarner and its Affiliates pursuant to this section; and
(c)all monetary recoveries will be evenly divided by PHINIA and BorgWarner after deducting any reasonable attorney’s fees spent by PHINIA and BorgWarner or their respective Affiliates.
Section 1.04PHINIA grants BorgWarner a non-exclusive, perpetual (subject to termination in accordance with Article VIII), non-transferable, royalty-free, fully paid up and worldwide license (with the right to grant sublicenses in accordance with the provisions set out in Section 3.06) under the PHINIA IP to the extent necessary for BorgWarner to incorporate the Application Software into Existing ECUs and New ECUs and to sell such Existing ECUs and New ECUs to Customers.
Section 1.05To the extent not already done so prior to the Effective Date in preparation of the separation of the SpinCo Business from the Parent Business, upon the Effective Date:
(a)BorgWarner shall hand over to PHINIA the source code of the HWIO Software and Embedded Software; and
(b)PHINIA shall hand over to BorgWarner the source code of the Application Software, in each case as in place upon the Effective Date, in an appropriate format and including all necessary source code-related documentation, in order to allow the respective other Party (and its Affiliates) to use the source code for maintenance and support purposes with respect to its products.
Section 1.06Either Party may grant sublicenses only to its Affiliates or its or their Third-Party manufacturers, suppliers or distributors (the Sublicensees) solely for the purpose to manufacture, supply or distribute, as applicable, the ECUs, provided that PHINIA is not entitled to grant sublicenses to any future Affiliate who is, at the time when it becomes an
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Affiliate, a competitor of BorgWarner in the product area of ECUs or Fuel Delivery Controllers. All sublicenses shall automatically terminate if the licenses under this Agreement terminate. No Sublicensee shall have the right to grant further sublicenses, and the Party granting the sublicense shall be responsible for the acts and omissions of its Sublicensees in respect of the sublicense as if they were its own.
Section 1.07All rights, title, and interest in and to any and all improvements or enhancements (whether or not patentable) to the BorgWarner IP or the PHINIA IP, as applicable, which are made, conceived or first reduced to practice or otherwise created after the Effective Date, shall as of their creation vest in the Party whose employees have created such improvements. With respect to improvements jointly created by employees of BorgWarner and PHINIA (or their respective Affiliates), the Parties shall in good faith discuss the allocation of Intellectual Property in such improvements (considering, in particular, either Party’s and their Affiliates’ contributions to such improvements).
Section 1.08All rights not expressly granted by a Party hereunder are reserved by such Party. The rights and licenses granted in Section 3.02 and Section 3.04 are subject to, and limited by, any and all licenses, rights, limitations, and restrictions with respect to Intellectual Property previously granted to or otherwise obtained by any Third Party that are in effect as of the Effective Date.
Section 1.09EACH OF PHINIA (ON BEHALF OF ITSELF AND ITS AFFILIATES) AND BORGWARNER (ON BEHALF OF ITSELF AND ITS AFFILIATES) UNDERSTANDS AND AGREES THAT THE BORGWARNER IP AND THE PHINIA IP, RESPECTIVELY, IS BEING LICENSED ON AN “AS IS” BASIS. NO PARTY IS MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND UNDER THIS AGREEMENT (INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, VALIDITY, ENFORCEABILITY, OR SCOPE OF THE BORGWARNER IP AND THE PHINIA IP, RESPECTIVELY, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL SUCH REPRESENTATIONS AND WARRANTIES.
Section 1.10Upon any divestiture (or other transaction providing for the divestiture) of an Affiliate, business unit, division, product line or organization that a Party or any of its Affiliates sells, transfers or otherwise divests, in whole or in part, all or substantially all of its interest, to (i) in case of BorgWarner: another Person and (ii) in case of PHINIA: another Person other than a competitor of BorgWarner (each (i) and (ii), a Divested Entity), such Party shall – in case of PHINIA however only subject to BorgWarner’s prior written consent which shall not be unreasonably withheld – be entitled to sublicense the licenses granted under this Agreement to such Divested Entity.
Section 1.11No Challenge.
(a)BorgWarner shall not, and shall procure that its relevant Affiliates will not, challenge, in any country or jurisdiction, (i) PHINIA’s and its respective Affiliates’ title to or ownership of the PHINIA IP or any rights therein, (ii) any issuances or application of any PHINIA IP, (iii) the validity of the PHINIA IP, or (iv) the licenses granted under this Agreement. However, notwithstanding the above, BorgWarner and its Affiliates shall be free to challenge PHINIA’s and its respective Affiliates’ title to or ownership of the PHINIA IP or
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in any rights therein in the event of any infringement dispute or contractual dispute, in each case, regarding the scope of BorgWarner’s rights as between BorgWarner and PHINIA.
(b)PHINIA shall not, and shall procure that its relevant Affiliates will not, challenge, in any country or jurisdiction, (i) BorgWarner’s and its respective Affiliates’ title to or ownership of the BorgWarner IP or any rights therein, (ii) any issuances or application of any BorgWarner IP, (iii) the validity of the BorgWarner IP, or (iv) the licenses granted under this Agreement. However, notwithstanding the above, PHINIA and its Affiliates shall be free to challenge BorgWarner’s and its respective Affiliates’ title to or ownership of the BorgWarner IP or in any rights therein in the event of any infringement dispute or contractual dispute, in each case, regarding the scope of PHINIA’s rights as between PHINIA and BorgWarner.
Article IV.
PURCHASING OF ASICS
Section 1.01The Parties acknowledge that BorgWarner and its Affiliates have engaged Third-Party suppliers with the manufacture of ASICs.
Section 1.02BorgWarner gives PHINIA, subject to the relevant Third-Party supplier’s consent and the relevant terms and limitations of the agreement in place with such Third-Party supplier (and only for as long as the relevant agreement with the Third-Party supplier is in place), the right to (i) purchase the ASICs directly from the relevant Third-Party suppliers at the unit prices negotiated by BorgWarner (or its relevant Affiliate) with the relevant Third-Party suppliers for its own purchases and (ii) use such ASICs in ECUs manufactured by PHINIA or its Affiliates in-house or by Third Parties for PHINIA, provided that PHINIA is not entitled to allow any future Affiliate who is, at the time when it becomes an Affiliate of PHINIA, a competitor of BorgWarner in the product area of ECUs access to or use of ASICs.
Section 1.03If a Third-Party supplier of ASICs is not willing to sell ASICs directly to PHINIA (or the relevant Affiliate) at the unit prices negotiated by BorgWarner (or its relevant Affiliate) for its own purchases, BorgWarner agrees (subject in each case to the terms and limitations of the agreements in place with such Third-Party suppliers, any consent required by the relevant Third-Party supplier, and only for as long as the relevant agreement with the Third-Party supplier is in place) to itself purchase (or procure that its respective Affiliates purchase) the requirements for ASICs of PHINIA (or the relevant Affiliate permitted in accordance with Section 4.02) from the Third-Party supplier and re-sell the ASICs on to PHINIA; subject to Section 4.05 below, the terms of the Supply Agreements in respect of Third-Party Products (as defined in the Supply Agreements) shall apply mutatis mutandis. In case of shortages of ASIC supplies by the Third-Party suppliers, BorgWarner shall allocate available ASICs to PHINIA (and its permitted Affiliates) and itself and its other (internal and external) customers in a non-discriminatory (“fair share”) way according to historic purchasing volumes. BorgWarner and its Affiliates shall not be obliged to hold inventory for PHINIA.
Section 1.04PHINIA acknowledges and agrees that (i) BorgWarner and its Affiliates may further develop or improve the ASICs following the Effective Date and (ii) the rights granted under Section 4.02 and Section 4.03 are, at the relevant point in time, limited to
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the version of the ASICs the Third-Party supplier agrees to manufacture with respect to PHINIA (and its relevant permitted Affiliates) from time-to-time.
Section 1.05For each ASIC purchased by PHINIA (or its relevant permitted Affiliates) from the Third-Party supplier PHINIA shall pay to BorgWarner a charge of five percent (5%) of the unit price (to be) paid by PHINIA to the Third-Party supplier. In case of Section 4.03, PHINIA shall pay to BorgWarner (i) the unit price (to be) paid by BorgWarner (or its relevant Affiliate) to the Third-Party supplier as Purchase Price within the meaning of the Supply Agreements, and (ii) a charge of five percent (5%) plus an additional administration fee of five percent (5%) of the unit price (to be) paid by BorgWarner (or its relevant Affiliate) to the Third-Party supplier. Except for the Purchase Price pursuant to limb. (i) (which shall be invoiced and paid pursuant to the terms of the Supply Agreements), BorgWarner will invoice PHINIA for such charges on an annual basis at the end of the first quarter of the following calendar year.
Section 1.06PHINIA acknowledges and agrees that, between the Parties (and their Affiliates), all rights in and to the ASICs shall vest in BorgWarner and its respective Affiliates and nothing in this Agreement shall affect BorgWarner’s and its respective Affiliates’ Intellectual Property in the ASICs (including in any improvements or enhancements to these Intellectual Property). PHINIA and its Affiliates are not granted any rights in any Intellectual Property of BorgWarner or its Affiliates with respect to the ASICs except as expressly set forth in this Article IV.
Article V.
SALES AND MARKETING
All sales and marketing of Existing ECUs and New ECUs to Customers by either Party shall be done independently by either BorgWarner (in case of Standalone ECU Sales and Parallel Sales) or PHINIA (in case of Full System Sales) or their respective Affiliates, as applicable, with no input from either Party or its Affiliates to the other or any sharing of competitively sensitive information (such as pricing, margins, etc.).
Article VI.
SALES AND OTHER TAXES
Section 1.01All amounts payable under this Agreement by the Recipient shall be exclusive of any sales, use, value added or other similar tax (Sales Tax) (if any), which shall be paid by the Recipient at the rate and in the manner prescribed by the applicable Sales Tax Laws in addition to and on the conditions pursuant to Section 2.03(b)(iv). The Provider shall provide the Recipient with an invoice in accordance with applicable Sales Tax Law; Section 2.03(b)(iv) shall remain unaffected. The Parties shall cooperate with each other in good faith in order to enable each Party to comply with the formal requirements imposed on such Party under applicable Sales Tax Laws. Such cooperation includes, without limitation, that the Parties provide each other with all available information which is reasonably required for the other Party to comply with any reporting obligations under applicable Sales Tax Laws (for example, the filing of Sales Tax declarations and the request of Sales Tax refunds).
Section 1.02All payments and services provided under this Agreement shall be made free and clear of any deduction or withholding of any kind (including taxes) other than any deduction or withholding required by applicable Law. In case a payment under or service provided under this Agreement is subject to any withholding or deduction prescribed by
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applicable Law, then such amounts shall be borne by the payor or recipient of the relevant service, and any payment by the payor shall be grossed-up to ensure that the payee receives the full payment amount due without any deduction and withholding. Where a relief, waiver or reduction of the withholding tax is possible in accordance with Law, the Parties shall cooperate as far as reasonably practicable to achieve such tax exemption from the competent tax authorities. The payor or recipient of the services shall provide the payee or provider of the relevant service with sufficient proof of the deduction or withholding made, in particular provide certificates or other documents in a manner as prescribed by applicable Law.
Section 1.03Any claims pursuant to Section 6.01 and Section 6.02 shall be time-barred upon expiration of a period of six (6) months after the respective assessment of the tax has become un-appealable and final or – if there has been no tax assessment insofar – the tax has been paid, but if and to the extent an assessment against the other Party is concerned, only at the earliest six (6) months after the former Party has notified the other Party in reasonable details about the existence of such claim.
Article VII.
COMPLIANCE WITH LAW
The Provider will, and will procure that its relevant providing Affiliates will, comply with applicable Laws in connection with the performance of this Agreement. Upon request by the Recipient, the Provider shall certify in writing, from time to time, its and its relevant providing Affiliates’, as applicable, compliance with applicable Laws. Each Party shall, at the other Party’s request, provide information necessary for the requesting Party (and its relevant Affiliates) to comply with all applicable Laws, including, without limitation, related legal reporting obligations, in the country(ies) of destination.
Article VIII.
TERM AND TERMINATION
Section 1.01This Agreement shall become effective on the Effective Date and shall remain in effect until expiration or termination of the last to expire Supply Agreement (the Term).
Section 1.02Rights to terminate.
(a)Neither Party may terminate this Agreement for convenience.
(b)Either Party may terminate this Agreement prior to the expiration of the Term in whole or in part (whereas “in part” includes, for BorgWarner, at its choice, a termination right limited to the Intellectual Property license granted by BorgWarner to PHINIA) with immediate effect upon the occurrence of any of the following events:
(i)if the other Party materially breaches any of its obligations under this Agreement and does not cure such breach within thirty (30) calendar days after receiving written notice thereof from the non-breaching Party; or
(ii)if the other Party files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency Law or makes or seeks to make a general assignment for the benefit of its creditors or applies for or consents to the appointment of a trustee, receiver or custodian for it or a substantial part of its property.
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(c)BorgWarner may at its choice terminate (i) this Agreement in whole or (ii) the Intellectual Property licenses granted to PHINIA under Section 3.02 prior to the expiration of the Term in whole if PHINIA undergoes a direct or indirect change of control with immediate effect in case a competitor of BorgWarner gains control and in all other cases upon six (6) months’ notice; whereas “control” of any entity shall (for the purposes of this Section 8.02(c)) mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.
(d)After expiration of this Agreement, BorgWarner is entitled to terminate the Intellectual Property license granted to PHINIA pursuant to Section 3.02 for the reasons set out in Section 8.02(b) and Section 8.02(c).
Section 1.03Consequences.
(a)Upon expiry or termination of this Agreement in whole or in part, all obligations under this Agreement cease to the extent affected by such termination or expiry.
(b)Upon expiry or termination of this Agreement and except to the extent required for the performance of its remaining obligations under this Agreement, each Party shall, and shall procure that its relevant Affiliates will, promptly at its own costs:
(i)return to the other Party all equipment, materials and property belonging to the other Party that the other Party had supplied to it or any of its Affiliates in connection with the performance of obligations under this Agreement;
(ii)return to the other Party all documents, records and materials (and any copies) containing the other Party’s Confidential Information;
(iii)expunge the other Party’s and its Affiliates’ data from any IT systems in its possession or control or that of any of its Affiliates; and
(iv)on request, certify in writing to the other Party that it has complied with the requirements of this Section 8.03(b).
(c)The Party returning, expunging or destroying the Confidential Information may retain (i) a copy of such Confidential Information for the purposes of fulfilling, and so long as required by, retention obligations as imposed by any Law or its internal compliance procedures, and (ii) copies of any computer records and files containing any Confidential Information that have been created pursuant to automatic archiving and back-up procedures.
(d)Termination of this Agreement shall not affect any rights, remedies, obligations or liabilities of the Parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of the Agreement which existed at or before the date of termination.
(e)If BorgWarner terminates this Agreement in whole pursuant to Section 8.02(b) or Section 8.02(c), the Intellectual Property license that BorgWarner grants to PHINIA pursuant to Section 3.02 shall terminate automatically with effect as of the effective date of the termination. In this event, (i) PHINIA shall, and shall cause its sublicensees to, promptly cease all use of the relevant licensed Intellectual Property; (ii) all rights and licenses granted to PHINIA and sublicensees under this Agreement will immediately revert to BorgWarner;
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and (iii) the rights and licenses granted by PHINIA to BorgWarner under Section 3.04 will survive such termination but remain subject to the terms and conditions of this Agreement. The preceding sentence shall also apply in case only the Intellectual Property license granted by BorgWarner is terminated.
(f)For the avoidance of doubt, termination for cause by PHINIA or expiration of this Agreement shall not affect the perpetual Intellectual Property licenses granted under Section 3.02 and Section 3.04 that shall survive such termination or expiration.
(g)Any provisions of this Agreement that by their nature or by explicit agreement shall survive the expiration or termination of this Agreement, shall remain in full force and effect (including Article X (Confidentiality) (for the period set out in Section 10.05), Section 8.03(b) (Obligations on termination), Article XI (General)).
Article IX.
FORCE MAJEURE
Section 1.01Force Majeure Event means the occurrence of an event or circumstance beyond the reasonable control of a Party (or its respective Affiliate involved in the performance of this Agreement); provided that (i) the non-performing Party is without fault in causing or failing to prevent such occurrence; and (ii) such event may not be avoided by the use of reasonable precautions, it being specified that the Force Majeure Events shall include the following events:
(a)flood, drought, earthquake or other natural disaster;
(b)epidemic or pandemic;
(c)terrorist attack, civil war, civil commotion or riots, war (whether declared or undeclared), threat of or preparation for war, armed conflict, imposition of sanctions, embargo, or breaking off of diplomatic relations;
(d)nuclear, chemical or biological contamination or sonic boom;
(e)any Law or any Action taken by a Governmental Authority, including without limitation imposing an export or import restriction, quota or prohibition;
(f)collapse of buildings, fire, explosion or accident; and
(g)interruption or failure of utility service.
Section 1.02If a Party (or its respective Affiliate involved in the performance of this Agreement) is prevented, hindered or delayed from or in performing any of its obligations under this Agreement (other than a payment obligation) by a Force Majeure Event (the Affected Party), then:
(a)the Affected Party’s obligations under this Agreement are suspended while the Force Majeure Event continues and to the extent that the Affected Party is prevented, hindered or delayed and the Affected Party shall have no liability whatsoever for its failure or delay to perform such obligation;
(b)as soon as reasonably possible after the Affected Party has become aware of the Force Majeure Event and in any event within five (5) Business Days after the start of the
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Force Majeure Event, the Affected Party shall notify the other Party in writing of (i) the Force Majeure Event, (ii) the date on which the Force Majeure Event started, (iii) the extent to which the Force Majeure Event affects its ability to perform its obligations under this Agreement and (iv) the expected duration of the Force Majeure Event;
(c)the Affected Party shall use its commercially reasonable efforts (at its own cost, including for premium freight or overtime) to mitigate the effects of the Force Majeure Event on the performance of its obligations under this Agreement; and
(d)promptly after the end of the Force Majeure Event, the Affected Party shall notify the other Party in writing that the Force Majeure Event has ended and resume performance of its obligations under this Agreement.
Section 1.03Where any Force Majeure Event prevents, hinders or delays the performance of a material obligation under this Agreement and subsists for ninety (90) or more consecutive calendar days, the Party who is not the Affected Party may terminate this Agreement by giving written notice to the Affected Party.
Article X.
CONFIDENTIALITY
Section 1.01Each Party (the Receiving Party) undertakes to the other Party (the Disclosing Party) to treat as confidential all Confidential Information of the Disclosing Party.
Section 1.02The Receiving Party may only use the Confidential Information for the purposes of, and in accordance with, this Agreement. The Receiving Party may only provide its employees, directors, subcontractors, professional advisers and Affiliates (the Permitted Users) with access to such Confidential Information on a strict “need-to-know” basis. The Receiving Party shall ensure that each of its Permitted Users is bound to hold all Confidential Information of the Disclosing Party in confidence to the standard required under this Agreement. Where a Permitted User is not an employee or director of the Receiving Party (and is not under a professional duty to protect confidentiality), the Receiving Party shall ensure that the Permitted User shall, prior receiving the Confidential Information of the Disclosing Party, enter into a written confidentiality undertaking with the Receiving Party on substantially equivalent terms to this Agreement, a copy of which shall be provided to the Disclosing Party upon request.
Section 1.03This Article X shall not apply to any information which:
(a)is in or subsequently enters the public domain other than as a result of a breach of this Article X;
(b)has been or is subsequently received by the Receiving Party from a Third Party (other than by a breach of confidentiality obligations by that Third Party) and the Receiving Party is under no confidentiality obligation in respect of that information other than under this Agreement;
(c)has been or is subsequently independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information; or
(d)the Disclosing Party has agreed in writing may be disclosed.
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Section 1.04Each Permitted User may disclose Confidential Information where that Permitted User (or, where the Permitted User is an individual, his or her employer) is required to do so by applicable Law or by any competent court or by any competent regulatory authority. In these circumstances the Receiving Party shall, to the extent permitted by applicable Law, give the Disclosing Party prompt advance written notice of the disclosure (where lawful and practical to do so) so that the Disclosing Party has sufficient opportunity (where possible) to prevent or control the manner of disclosure by appropriate legal means.
Section 1.05On termination or expiry of this Agreement, this Article X shall remain in full force and effect for three (3) years as from the expiry or the termination of this Agreement and, unless otherwise stated in this Agreement, each Party agrees that it must continue to keep the other Party’s Confidential Information confidential in accordance with this Article X.
Article XI.
GENERAL
Section 1.01Relationship of the Parties. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind among or between the Parties, each Party being individually responsible only for its obligations as set forth in this Agreement. Each Party shall perform its obligations under this Agreement in the capacity of an independent contractor and not as an employee, agent or joint venture counterparty of the other Party. Without limiting the foregoing, neither Party shall have any power or authority to bind the other Party to any contract, undertaking or other engagement with any Third Party.
Section 1.02Assignment. Neither Party may assign, delegate or otherwise transfer, in whole or in part, directly or indirectly, by operation of Law or otherwise (including by merger, contribution, spin-off or otherwise) any of its rights, interests or obligations hereunder, without the prior written consent of the other Party, except that either Party may assign its rights and obligations under this Agreement, without consent of the other Party, to an Affiliate, provided, however, for PHINIA only subject to the restrictions set out in Section 3.06 and Section 4.02. Any permitted assignee or successor-in-interest will assume all obligations of its assignor under this Agreement. Any attempted assignment in violation of this Section 11.02 shall be null and void and of no effect. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assignees.
Section 1.03Expenses.
(a)Except as otherwise provided in this Agreement, the Parties shall bear their respective direct and indirect costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby.
(b)Unless otherwise indicated, all dollar amounts stated in this Agreement are stated in U.S. currency, and all payments required under this Agreement shall be paid in U.S. currency by wire transfer of immediately available funds.
Section 1.04No Set-off. Neither Party shall be entitled to set off claims it has against the other Party against claims of the other Party arising from this Agreement or to
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assert a right of retention against claims of the other Party, unless the other Party has acknowledged these claims of the first Party in writing or these have been confirmed by means of a final and binding judgment of a competent court or arbitral tribunal.
Section 1.05Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email transmission (so long as confirmation of transmission is electronically or mechanically generated), or by registered or certified mail (postage prepaid, return receipt requested) to the respective Persons at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.05):
(a)if to BorgWarner:
BorgWarner PDS (USA) Inc.
3800 Automation Ave
Auburn Hills, MI 48326
Attention: President
with a copy, which shall not constitute notice, to:
BorgWarner Inc.
3850 Hamlin Road
Auburn Hills, MI 48326
Attention: General Counsel
(b)if to PHINIA:
PHINIA Technologies Inc.
3000 University Avenue
Auburn Hills, MI 48326
Attention: General Counsel
Section 1.06Amendment; Waiver. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.
Section 1.07Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances, or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the
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transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.
Section 1.08Separation and Distribution Agreement. Neither the making nor the acceptance of this Agreement shall enlarge, restrict or otherwise modify the terms of the Separation and Distribution Agreement or constitute a waiver or release by BorgWarner Inc. or PHINIA Inc. of any liabilities, obligations or commitments imposed upon them by the terms of the Separation and Distribution Agreement, including the representations, warranties, covenants, agreements and other provisions of the Separation and Distribution Agreement. In the event of any conflict between the provisions of this Agreement, on the one hand, and the provisions of the Separation and Distribution Agreement, on the other hand, the Separation and Distribution Agreement shall control.
Section 1.09Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof.
Section 1.10Governing Law; Dispute Resolution; Jurisdiction.
(a)This Agreement and all matters, claims, controversies, disputes, suits, actions or proceedings arising out of or relating to this Agreement and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, including all rights of the Parties (whether in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware, USA without giving effect to any choice or conflict of law provision or rule that would cause the application of the Law of any jurisdiction other than those of the State of Delaware, USA.
(b)In the event of any claim, controversy, demand or request for relief of any kind arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of or related to this Agreement or the transactions contemplated hereby or thereby, including any Action based on contract, tort, equity, statute, regulation or constitution (a Dispute), the Party raising the Dispute shall give written notice (which shall include a detailed description) of the Dispute (the Dispute Notice). Following the service of such Dispute Notice, the Parties shall attempt to resolve the dispute in good faith within thirty (30) Business Days from and including the date of receipt of the Dispute Notice. If the dispute cannot be resolved by the Parties within such thirty (30) Business Day period, the dispute shall be escalated to the President of BorgWarner and the President of PHINIA, who shall then attempt to resolve the Dispute in good faith within further twenty (20) Business Days from the escalation (the period commencing from receipt of the Dispute Notice until the expiration of such escalation, the Negotiation Period). Neither Party shall commence any Action in accordance with Section 11.10(c) until after having attempted to resolve the Dispute pursuant to this Section 11.10(b). However, in the event of any Action in accordance with Section 11.10(c), (i) the Parties shall not assert the defenses of statute of limitations, laches or any other defense, in each such case based on the passage of time during the Negotiation Period, and (ii) any
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contractual time period or deadline under this Agreement relating to such Dispute occurring after the Dispute Notice is received shall not be deemed to have passed until such proceeding has been resolved.
(c)Subject to Section 11.10(b), any Action by a Party seeking any relief whatsoever arising out of, relating to or in connection with, this Agreement shall be brought only in the Court of Chancery of the State of Delaware, USA, and such Party (i) agrees to submit to the exclusive jurisdiction of such courts for purposes of all legal proceedings arising out of, or in connection with, this Agreement, (ii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such Action brought in such a court or any claim that any such Action brought in such a court has been brought in an inconvenient forum, (iii) agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 11.05 or any other manner as may be permitted by Law shall be valid and sufficient service thereof, and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
Section 1.11Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 1.12Specific Performance. Subject to Section 11.10 and Section 11.11, except as provided below, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance, declaratory relief and injunctive or other equitable relief (on a permanent, emergency, temporary, preliminary or interim basis) of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is hereby waived. Any requirements for the securing or posting of any bond or similar security with such remedy are hereby waived. For the avoidance of doubt, the rights pursuant to this Section 11.12 shall be pursued in accordance with Section 11.10 and Section 11.11.
Section 1.13No Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and there are no Third-Party beneficiaries of this Agreement and this Agreement shall not provide any Third Party with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.
Section 1.14Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide services and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions ofSection 11.10, Section 11.11 or Section 11.12 with respect to all matters not subject to such dispute resolution.
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Section 1.15Further Obligations. Each of the Parties hereto, upon the request of the other Party hereto, without further consideration, will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement. The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.
Section 1.16Counterparts. This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and scanned and exchanged by electronic mail, and such facsimile or PDF signature or scanned and exchanged copies shall constitute an original for all purposes.
[Signature Page follows]
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This Agreement is signed by duly authorized representatives of the Parties.

BorgWarner PDS (USA) Inc.

By:
Name:
Title:

PHINIA Technologies Inc.

By:
Name:
Title:
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